Exhibit 107

Calculation of Filing Fee Tables

424(b)(5)

(Form Type)

Gladstone Commercial Corporation

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Fees to Be Paid	Equity	Common Stock, par value $0.001 per share	457(r)	$250,000,000.00	—	$250,000,000.00	0.0001102	$27,550.00

Fees Previously Paid	—	—	—	—	—	—	—	—

	Total Offering Amounts					$250,000,000.00		$27,550.00

	Total Fees Previously Paid							—

	Total Fee Offsets							—

	Net Fee Due							$27,550.00